Confidential Employment Separation Agreement and Release

This Confidential Employment Separation Agreement and Release (the “Agreement") is between James A. Todd (“Executive”), on the one hand, and Fushi Copperweld, Inc. (“Fushi” or the “Company”), on the other hand.

WHEREAS, Executive is currently employed as Executive Vice President and Corporate Controller of Fushi and serves on the Boards of Directors of certain entities affiliated with the Company pursuant to an employment agreement between Executive and Fushi;

WHEREAS, Executive has provided notice to Fushi of his intent to voluntarily resign his employment with Fushi;

WHEREAS, as a result of Executive’s decision, Executive will resign from his employment with Fushi and his seats on the Boards of Directors of entities affiliated with the Company effective February 11, 2009 (the “Separation Date”), and;

WHEREAS, both Fushi and Executive desire to enter into this Agreement to finally resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Executive could potentially have relating to Executive’s employment with and separation from his employment with Fushi.  In exchange for Fushi providing these benefits to which Executive is not otherwise entitled, Executive agrees to waive and settle any and all potential legal claims and rights relating to Executive’s employment with and separation from Fushi.

NOW, THEREFORE, in consideration of the mutual promises set forth below, and intending to be legally bound, Fushi and Executive agree as follows:

1.  Current Employment Agreement.  The Parties acknowledge and agree that they are parties to an employment agreement titled Executive Employment Agreement for James A. Todd dated October 29, 2007 (the “Employment Agreement”).  The Parties further acknowledge and agree that the Employment Agreement superceded and cancelled an earlier employment agreement between Executive and Copperweld Bimetallics, LLC dated January 1, 2007.  Finally, the Parties acknowledge and agree that the Employment Agreement is the only employment agreement in effect between them.   The Parties agree that, except for Executive’s post-employment covenants and obligations in the Employment Agreement, which shall continue in full force, this Agreement shall cancel and supercede the Employment Agreement and that such Employment Agreement, except for Executive’s post-employment covenants and obligations contained in sections 14, 15, 16 and 17, shall have no further effect or force.

2.  Separation of Employment.  Executive acknowledges that he has provided notice to Fushi of his intent to resign his employment with the Company effective February 11, 2009.  Employee acknowledges and agrees that his decision to resign his employment was not due to any request or requirement, express or implied, by Fushi.  Fushi is providing the compensation and benefits providing in this Agreement to settle any claims and/or bona fide disputes Executive may have and in exchange for Executive’s releases and covenants herein as well as Executive’s good will.

3.  Resignation from Boards of Directors.  As part of Executive’s resignation of employment from Fushi, effective February 11, 2009, Executive shall resign his seats on the Boards of Directors for any entity affiliated with Fushi, including: Copperweld Bimetallics, LLC; and Copperweld Bimetallics UK Ltd.  In order to effect such resignations for the relevant Boards of Directors, Executive shall timely submit written notices of such resignations in a format requested by the applicable entities.

4.  Severance Payment.  As consideration for Executive’s releases and covenants herein, Fushi agrees to pay Executive severance pay in the gross amount of Ninety Two Thousand Five Hundred Dollars and Eight Cents ($92,500.08), subject to applicable withholdings and deductions (“Severance”).  Executive and Fushi agree and acknowledge that this amount is equal to six (6) months of pay at Executive’s final salary.  Fushi shall pay the Severance in twelve (12) equal semi-monthly installments of Seven Thousand Seven Hundred and Eight Dollars and Thirty Four Cents ($7,708.34), subject to applicable withholdings and deductions.  Accordingly, the Severance installment payments shall take place over six (6) months (the “Severance Period”).  No payment shall be owed or due under this Agreement until the expiration of the revocation period set forth herein and only if this Agreement has been executed and not revoked.  Fushi shall issue the first installment payment within fifteen (15) business days of the expiration of the revocation period.

5.  Insurance and Benefits Participation.

(a) By virtue of his resignation, Executive acknowledges that his coverage under Fushi’s group health and dental insurance plan or any other group health and dental insurance plan offered by any entity affiliated with Fushi in which Executive participates ends effective February 28, 2009.  Thereafter, he is entitled to continue his coverage and any dependent insurance coverage for up to 18 months, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  If Executive elects to continue such coverage under the applicable health and dental insurance plan, the effective date of the beginning of such continuation coverage is March 1, 2009.

(b) If Executive elects to continue health and dental insurance coverage under the Company’s plan, Fushi agrees to pay for such insurance coverage premiums for Executive at the same level it pays for active employees for a period of six (6) months from the date of his termination, or effective through August 31, 2009, and during this time period, Executive will be responsible only for payment of his Executive share of premiums charged by Fushi to active employees.  This premium amount will be deducted from Executive’s severance payments.  This amount may change each Plan year depending on the premium charged to active employees.

(c) After that 6-month period, effective September 1, 2009, Executive may continue his coverage through the date of the 18-month maximum coverage, or through August 31, 2010, but during that time period, Executive will be personally responsible for full coverage of premium payments -- up to 102% of the total cost of premiums incurred by Fushi for medical and dental insurance coverage.

(d) Per the terms of COBRA, continuation coverage will be terminated before the end of the maximum period if any required premium is not paid on time, if a qualified beneficiary becomes covered under another group health plan that does not impose any pre-existing condition exclusion for a pre-existing condition of the qualified beneficiary, if a covered Executive enrolls in Medicare, or if the employer ceases to provide any group health plan for its employees.  Continuation coverage may also be terminated for any reason the Plan would terminate coverage of a participant or beneficiary not receiving continuation coverage (such as fraud).

(e) Fushi agrees to pay coverage premiums for Basic Life Insurance and Basic AD&D Insurance for Executive at the same level of coverage prior to termination for a period of six (6) months from the date of his termination or effective through August 31, 2009.  Coverage will be terminated before the end of the maximum period if Executive becomes insured under another employer’s plan. After that 6-month period, effective September 1, 2009, Executive may elect to continue such coverage only if and pursuant to any conversion benefits otherwise available.

(f) Executive will be compensated for 2009 Vacation in the gross amount of Ten Thousand Six Hundred Seventy Three Dollars and Eight Cents ($10,673.08), less withholdings required by law.  Payment will encompass three (3) weeks vacation pay accrued up through the effective date of termination from employment, and no further vacation pay will be due to him under this Agreement or otherwise.  Payment will be made on the employee’s Separation Date.

6.  Stock Options.

(a) The Company hereby acknowledges that you are the holder of non-qualified options to purchase 135,000 shares of common stock of the Company, of which options for 84,375 shares have vested and options for [50,625] shares have not vested.  Provided that you do not revoke this Agreement pursuant to Paragraph 8 below, the unvested options for 50,625 shares shall be deemed to have immediately vested as of the Separation Date.  In addition, the Company and Executive acknowledge that, on January 23, 2009, the Company granted Executive an additional 40,000 non-qualified options pursuant to a Non-Qualified Stock Option Agreement dated April 15, 2008 (“January 23, 2009 Grant”).  The Company and Executive further acknowledge that none of the options granted pursuant to the January 23, 2009 Grant are currently vested.  However, as additional consideration for this Agreement, the Company shall deem 10,000 of the options granted pursuant to the January 23, 2009 Grant to have immediately vested as of the Separation Date.

(b) Any and all such options held by you may be exercised by you on a “Cashless” basis (as defined below) until their expiration date.  For the purposes of this Agreement, a “Cashless Exercise” shall mean an exercise pursuant to the following provisions which shall be added as an amendment to each vested option held by you:

Cashless Exercise.  In lieu of exercising this Option for cash, Optionee may elect to receive, without the payment by the Optionee of any additional consideration, Common Stock equal to the value of this Option (or the portion thereof being canceled) by surrender of this Option at the principal office of the Corporation together with the Notice of Exercise attached hereto indicating such election, in which event the Corporation shall issue to the Holder hereof a number of shares of Common Stock computed using the following formula:

Y (A - B)
X=	A

Where:                  X =  The number of shares of Common Stock to be issued to the Optionee pursuant to this cashless exercise.

Y=  The number of shares of Common Stock in respect of which the net issue election is made.

A=      The last trade price as reported by Bloomberg, LLP of one share of Common Stock on the trading day the date the net issue election is made.

B=  The Exercise Price (as adjusted to the date of the cashless exercise).

7.  Section 409A.    The Parties acknowledge and agree that the Severance and other benefits provided in this Agreement are provided as a settlement of any potential claims Executive may have.  In addition, Executive releases Fushi from any obligations or responsibilities arising from or relating to Paragraph 26 of the Employment Agreement.  Executive further acknowledges and agrees that Fushi has not made any representation regarding the applicable tax treatment of any compensation or benefits provided herein and that Executive should consult with his tax advisor for any possible tax implication or treatment of such compensation and benefits.  Executive further acknowledges and agrees that Executive is solely responsible for any taxes, penalties, or fines he may owe as a result of any payments or benefits provided under this Agreement.

8.  Post-Employment Covenants.   Executive specifically agrees to be bound and abide by all post-employment covenants set forth in his Employment Agreement including, but not limited to, the covenants set forth in Paragraphs 14, 15, 16, and 17 of the Employment Agreement.   Executive represents that he has reviewed such covenants, including the non-competition covenant and that he will fully comply with such provisions.  Such provisions are specifically incorporated into this Agreement for reference and enforcement purposes.

9.  Release. Executive hereby releases Fushi (Fushi Copperweld, Inc.), Copperweld Bimetallics, LLC, Copperweld Bimetallics Holdings, LLC, Copperweld International Holdings, LLC, Copperweld Bimetallics UK, Ltd., International Manufacturing Equipment Suppliers, LLC, and any other entity affiliated with Fushi as well as their respective subsidiaries, predecessors, successors, affiliates, and assigns, and the shareholders, directors, officers, employees, and agents of the foregoing (hereinafter also referred to collectively as "the Released Parties"), from any and all rights and claims that arose prior to Executive's signing of this Agreement and that involve or in any way relate to Executive’s employment with Fushi or the termination of that employment, but excluding any claims relating to stock options discussed in paragraph 6 above.  The rights and claims that Executive hereby releases include, but are not limited to, any and all rights and claims arising under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Employee Retirement Income Security Act (ERISA) (except claims for vested benefits), the Fair Labor Standards Act (FLSA), and any other federal, state, or local law or regulation, and any and all claims for wrongful or unjust discharge or breach of contract or promise, express or implied.

10.  Covenant Not to Sue Executive promises never to file a lawsuit or request arbitration concerning, and promises not to otherwise assert, any claims that are released in this Agreement.  This release shall not constitute a release of any claims for breach of this Agreement, nor shall it bar a lawsuit by Executive to enforce the terms of this Agreement or any stock option discussed in paragraph 6 above.  Executive does not give up the right to file a Charge of Discrimination with the Equal Employment Opportunity Commission, but Executive expressly waives and releases any right to obtain monetary relief relating to such a charge or subsequent lawsuit filed by the Equal Employment Opportunity Commission.

a. In the event that Executive brings an action against the Released Parties based on any other claim released in this Agreement, the Released Parties may, at their option, and as applicable (a) stop making payments that would otherwise have been due under this Agreement; (b) demand the return of any payments that have been made under this Agreement; (c) plead this Agreement in bar to any such action; (d) seek any and all remedies available, including but not limited to injunctive relief and monetary damages, costs and reasonable attorneys’ fees.

b. In the event that the Released Parties breach this Agreement, Executive will be entitled to bring an action for breach of this Agreement but not for any claims released in this Agreement.  In the event that the Released Parties prevail in such an action, they will be entitled to recover (as appropriate and applicable) monetary damages, injunctive relief, costs and reasonable attorneys’ fees.

11.  Confidentiality.  Executive shall keep the details of this Agreement in strict confidence, and shall not reveal details of the Agreement to anyone except members of the Executive’s immediate family, the Executive’s attorney, and Executive’s tax advisor.  Executive further agrees and understands that he is responsible for ensuring that these individuals also maintain the confidentiality of this Agreement and the Confidential Employment Termination Letter.

12.  Notification of Subpoena/Court Order.  Executive agrees that Executive will not voluntarily assist a party opposing the Released Parties in any present, potential, or future legal proceedings by or against the Released Parties.  Executive agrees that he will provide information to a party opposing the Released Parties in any present, potential, or future legal proceedings by or against the Released Parties, only pursuant to and to the extent required by subpoena or order of court.  Executive further agrees that, if Executive is served with any subpoena or order of court relating in any way to the business of Fushi, Executive will immediately notify Fushi of his receipt of that subpoena or order and will provide Fushi with a copy of such subpoena or order of court.

13.  Nondisparagement.  Executive agrees not to directly or indirectly disparage the Released Parties, or their products or services, or engage in any communications which could cause injury to or harm the business or reputations of the Released Parties.

14.  Fushi Property.  Executive acknowledges that the information, observations, data, and knowledge about business matters involving Fushi or the other Released Parties which Executive obtained during the course of his employment with Fushi, and which are not generally known to the public, constitute confidential, proprietary, and trade secret information of Fushi’s and/or the other Released Parties’.  This information includes, but is not limited to, corporate information, including contractual arrangements, plans, locations, strategies, tactics, potential acquisitions or business combinations, or joint venture possibilities, policies, and negotiations; marketing information, including sales, purchasing, and inventory plans, strategies, tactics, methods, customers, advertising, promotion or market research data; financial information, including operating results and statistics, cost and performance data, projections, forecasts, investors, and holdings; and operational information, including trade secrets, secret formulas, control and inspection practices, accounting systems and controls, computer programs and data, personnel lists, resumes, personal data, organizational structure, and performance evaluations.  Executive further acknowledges that the disclosure or use of all or any of Fushi's or any of the other Released Parties’ confidential, proprietary, or trade secret information by any party other than Fushi and/or other Released Party would have an immediate, material, and adverse effect on Fushi and/or the other Released Parties. Executive further acknowledges that Executive is obligated under statutory and common law not to use or disclose, without Fushi’s prior written consent, any confidential, proprietary, or trade secret information of Fushi’s or any of the other Released Parties.  Executive agrees that he will abide by his statutory and common law obligations not to use or disclose Fushi’s  or any of the other Released Parties’ confidential, proprietary, or trade secret information and further agrees not to otherwise take any action that is injurious to Fushi or any of the other Released Parties.

15.  No Admission of Wrongdoing.  Fushi believes that, in its employment of Executive, Fushi and the other Released Parties have acted lawfully and consistent with the Employment Agreement.  Executive expressly agrees that by offering this Agreement or by entering into this Agreement, Fushi and the other Released Parties in no way admit that the Company or any of the other Released Parties have acted unlawfully, breached the Employment Agreement or otherwise treated Executive in any way unlawfully, discriminatorily, wrongly, or unfairly.

16.  Review by Legal Counsel.  Fushi hereby advises Executive to consult with an attorney about the requirements of this Agreement and the Agreement’s release before signing this Agreement.

17.  Consideration Period.  Executive hereby acknowledges that he received this Agreement on February 16, 2009.  Executive shall have a period of twenty-one (21) days after Executive’s receipt of the Agreement, within which to review, consider, and sign the Agreement.  If Executive wishes to enter into this Agreement, Executive must sign the Agreement, have Executive’s signature witnessed, and return the Agreement to Eddie Hall, at the offices of Copperweld Bimetallics, LLC, 254 Cotton Mill Road, Fayetteville, TN  37334, no later than 5:00 p.m. on March 9, 2009.  If Executive fails to return the signed and witnessed Agreement to Copperweld by 5:00 p.m. on March 9, 2009, the offer of separation benefits set forth in this Agreement shall be null and void.

18.  Revocation Period.   Executive shall have a period of seven (7) days following Executive’s signing of this Agreement, within which to change his mind and revoke the Agreement.  If Executive wishes to revoke the Agreement after signing the Agreement, Executive must provide written notice of that revocation to Eddie Hall (address above) no later than the eighth (8) day after signing the Agreement (the “Effective Date”).  This Agreement shall become effective and enforceable after the expiration of seven days after Executive has signed the Agreement, provided that Executive has not revoked the Agreement during that seven-day period.

19.  Executive hereby represents that he has had an opportunity to review and discuss the terms and meaning of this Agreement with Executive’s legal counsel, that Executive understands the terms and meaning of the Agreement, and that Executive is entering into the Agreement freely and voluntarily.

20.  Miscellaneous.

(a) If any provision of this Agreement or any application of this Agreement is held to be invalid by a court of competent jurisdiction, the invalidity of that provision or application shall not affect the validity or enforceability of any other provision or application of this Agreement.

(b) This Agreement shall be governed by, and shall be interpreted in accordance with, the internal law, and not the law of conflicts, of Tennessee.

(c) Executive acknowledges and agrees that the remedy at law available to Fushi for breach by Executive of any of Executive’s obligations under this Agreement and the post-employment covenants in the Employment Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms.  Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which Fushi may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of such provisions, Fushi shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damages.

(d) The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The term “including” is used in this Agreement to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

(e) This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original and all of which shall be part of the same Agreement.  Furthermore, facsimile reproductions of original signatures shall be deemed binding for purpose of enforcement and execution of this Agreement.

(f) This Agreement shall be binding upon and enure to the benefit of the Parties hereto and the Released Parties and the respective heirs, executors, administrators, personal representatives, successors, and assigns of the Parties and Released Parties.

(g) The Parties agree that any rule of construction by which terms of an agreement are construed against the drafter of the agreement shall not apply to any interpretation of this Agreement.

(h) This Agreement represents the entire agreement between Executive and Fushi.  The Released Parties have made no written or oral representations or promises to, or agreements with, Executive other than the promises and agreements of Fushi that are set forth in this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Confidential Employment Separation Agreement and Release on the dates indicated below.

JAMES A. TODD	FUSHI COPPERWELD, INC.

/s/ James A. Todd	/s/ Chris Wenbing Wang
Executive’s Signature	Name

s/ Sandra A. Vanug	President and CFO
Witness	Title

February 17, 2009	March 3, 2009
Date	Date

Provided to Employee on  February 16, 2009.